L.A.M. PHARMACEUTICAL, CORP.

                               Shares Common Stock

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares (the "Shares") of this common stock (the "Common Stock") of L.A.M. Pharmaceutical, Corp. (the "L.A.M.") which may be issued pursuant to certain employee incentive plans adopted by L.A.M. The employee incentive plans provide for the grant, to selected employees of L.A.M. and other persons, of either stock bonuses or options to purchase shares of L.A.M. 's Common Stock. Persons who receive Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between L.A.M. and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      L.A.M.'s common stock is quoted on the OTC Bulletin Board under the symbol "LAMP." On January __, 2003 the closing bid price for one share of L.A.M.'s common stock was $____.


                 The date of this Prospectus is January __, 2003.

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by L.A.M. L.A.M. has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). L.A.M. has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      L.A.M. is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning L.A.M. can be inspected at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning L.A.M. is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which L.A.M. has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      L.A.M. will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                           L.A.M. Pharmaceutical, Corp
                  800 Sheppard Avenue West, Commercial Unit 1,
                                Toronto, Ontario
                                 Canada M3H 6B4
                                 (877) 526-7717
                              Attention: Secretary

     The following documents filed with the Commission by L.A.M. (Commission File No. 0-30641) are hereby incorporated by reference into this Prospectus:

(1)  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.
(2)  Report on From 10-QSB for the three months ended March 31, 2002.
(3)  Report on Form 10-QSB for the six months ended June 30, 2002.
(4)  Report on Form 10-QSB for the nine months ended September 30, 2002.
(5)  Registration Statement on Form SB-2. Commission File No. 333-101676.

     All documents filed with the Commission by L.A.M. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                              PAGE

THE COMPANY...................................................  6

RISK FACTORS .................................................  6

COMPARATIVE SHARE DATA ....................................... 10

USE OF PROCEEDS .............................................. 11

SELLING SHAREHOLDERS ......................................... 11

PLAN OF DISTRIBUTION ......................................... 14

DESCRIPTION OF SECURITIES .................................... 15

EXPERTS....................................................... 16

GENERAL ...................................................... 16

                                   THE COMPANY

    L.A.M, Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998, L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC ("LAM") for 6,000,000 shares of L.A.M.'s common stock. LAM Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

      L.A.M. is the owner of a proprietary wound healing and transdermal drug delivery technology that involves the use of an original L.A.M. Ionic Polymer Matrix (L.A.M. IPM(TM)) technology for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

      The L.A.M. IPM(TM) technology combines in a matrix, in a novel manner, those drugs that are well established and generally regarded by the public, the regulatory authorities and pharmaceutical industry as safe. When combined with the active drug ingredient, the L.A.M. Ionic Polymer Matrix(TM) technology allows the delivery of greater amounts of drug to the target area than is otherwise possible. The L.A.M. Ionic Polymer Matrix(TM) technology therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and a faster onset of therapeutic activity.

      L.A.M.'s corporate objective is to develop, market and license wound healing and transdermally delivered drugs, both prescription and over-the-counter, using the patented L.A.M. Ionic Polymer Matrix(TM) technology. L.A.M. intends to seek out corporate alliances and co-marketing partnerships where other drugs and topical products can be enhanced by the L.A.M. IPM(TM) technology.

      On April 15, 2002, L.A.M. obtained approval from the U.S. Food and Drug Administration ("FDA") of its Section 510(k) pre-market notification of intent (number K020325) to market its proprietary L.A.M. IPM Wound Gel(TM). Commercial sales of this product began in August 2002.

      All of L.A.M's other products are in various stages of development and testing, and L.A.M. has not obtained FDA approval for any of these other products. As a result, to date L.A.M. has not generated any significant revenues from the sale of pharmaceutical products, and expects to incur losses until significant revenues are earned from the sale of L.A.M. IPM Wound Gel(TM) or other products.

      L.A.M.'s executive offices are located 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada M3H 6B4. L.A.M.'s telephone number is (877) 526-7717 and its fax number is (416) 633-2363.

      L.A.M.'s Head Office and Laboratory are located at 755 Center Street, Lewiston, New York. L.A.M.'s telephone number is (877) 526-7717 and its fax number is (716) 754-2043.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on L.A.M.'s beliefs as well as assumptions made by and information currently available to L.A.M. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors, which could cause actual results to differ materially, are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      The securities being offered by this prospectus are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of L.A.M.

Although L.A.M received approval for L.A.M. IPM Wound Gel(TM) in April 2002, there is no guarantee that L.A.M. will receive regulatory approval for its other products. Failure to obtain regulatory approvals for its other products will prevent L.A.M. from marketing them and may significantly and adversely affect its future financial performance. The pre-clinical and clinical testing, manufacturing, and marketing of L.A.M.'s drug delivery systems is subject to extensive regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the United States Food and Drug Administration. Among other requirements, FDA approval, including a review of the manufacturing processes and facilities used to produce drug delivery products, is required before these products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before L.A.M.'s drug delivery systems may be marketed in a particular foreign country.

With the exception of L.A.M. IPM Wound Gel(TM), L.A.M.'s other products have not been approved by the FDA or any foreign authority. L.A.M does not expect to be profitable until significant revenues are generated from sales of L.A.M. IPM Wound Gel(TM), or unless and until its drug delivery products now under development receive FDA or foreign regulatory approval and are commercialized successfully. In order to obtain FDA approval of a product L.A.M. must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that L.A.M. is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that additional approvals will be granted to L.A.M. on a timely basis, or at all.

In addition to delays in review and approval of pre-clinical and clinical testing, delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of product development and FDA regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of L.A.M. to market its other products. Moreover, even if FDA approval is granted, any approval may include significant limitations on indicated uses for which a product could be marketed.

Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process, or thereafter (including after approval), may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of L.A.M.'s products under development.

If sales of L.A.M. IPM Wound Gel(TM) do not meet expectations, or cost estimates for clinical trials and research of L.A.M.'s other products are inaccurate, L.A.M. will require additional funding. L.A.M.'s estimates of the future sales of L.A.M. IPM Wound Gel(TM) may be substantially higher than the actual revenues from this product, and its estimates of the costs associated with future clinical trials and research may each be substantially lower than the actual costs of these activities. If L.A.M.'s revenue or cost estimates are incorrect, L.A.M. will need additional funding for its research efforts.

There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete. The biomedical field in which L.A.M. is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and products will depend on L.A.M.'s ability to be in the technological forefront of this field. There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete.

L.A.M.'s patents might not protect L.A.M.'s technology from competitors. Certain aspects of L.A.M.'s technologies are covered by U.S. patents. In addition, L.A.M. has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford L.A.M. Disputes may arise between L.A.M. and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that L.A.M. will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to L.A.M. The scope and validity of such patents, if any, are presently unknown. Also, as far as L.A.M. relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

L.A.M. has a history of losses and may never be profitable. L.A.M. has never earned a profit. As of September 30, 2002 L.A.M.'s accumulated deficit was approximately $(22,940,000). L.A.M. expects to incur additional losses during the foreseeable future. No assurance can be given that the launch of L.A.M. IPM

Wound Gel(TM) will be successful, or that L.A.M.'s other product development efforts will be completed, that regulatory approvals will be obtained, that they will be manufactured and marketed successfully, or that L.A.M. will ever earn a profit.

If L.A.M. cannot obtain additional capital, L.A.M. may have to delay or postpone development and research expenditures which may influence L.A.M.'s ability to produce a timely and competitive product. This offering is being made on behalf of certain selling shareholders. L.A.M. will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly. The different steps necessary to obtain regulatory approval, especially that of the FDA, involve significant costs. Accordingly, L.A.M. will need additional capital in order to fund the costs of future clinical trials, related research, and general and administrative expenses. L.A.M. may be forced to delay or postpone development and research expenditures if L.A.M. is unable to secure adequate sources of funds. These delays in development would have an adverse effect on L.A.M.'s ability to produce timely and competitive products. There can be no assurance that L.A.M. will be able to obtain the funding which it will require.

L.A.M. may sell shares of its common stock in the future, and these sales may dilute the interests of other security holders and depress the price of L.A.M.'s common stock. As of December 31, 2002, L.A.M had 27,511,412 outstanding shares of common stock. As of December 31, 2002, there were outstanding options and warrants which would allow the holders of these securities to purchase approximately 16,454,934 additional shares of L.A.M.'s common stock. L.A.M. may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

The issuance or even the potential issuance of shares, in connection with any other financing, and upon exercise of warrants, options or the conversion of promissory notes will have a dilutive impact on other stockholders and could have a negative effect on the market price of L.A.M.'s common stock.

As L.A.M. issues shares of its common stock as a result of the exercise of options or warrants or upon the conversion of promissory notes, the price of L.A.M.'s common stock may decrease due to the additional shares in the market. Any decline in the price of L.A.M.'s common stock may encourage short sales, which could place further downward pressure on the price of L.A.M.'s common stock.

There is, at present, only a limited market for L.A.M.'s common stock and there is no assurance that this market will continue.L.A.M.'s common stock is traded on the OTC Bulletin Board. Trades of L.A.M.'s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for L.A.M.'s common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of December 31, 2002, L.A.M. had 27,511,412 outstanding shares of common stock. The following table lists additional shares of L.A.M.'s common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                        Number of      Note
                                                         Shares      Reference

Shares issuable upon exercise of options and warrants
granted to L.A.M.'s officers, directors, employees,
financial  consultants and private investors.          12,048,121        A


Shares issuable upon the exercise of warrants which
were issued as part of the Equity Line of Credit.        938,473         B

Shares issuable upon conversion of promissory notes    2,282,312         C

Shares issuable upon exercise of Series A, B, C,
 and D Warrants held by selling shareholders           3,468,340         C


A. Options are exercisable at prices between $0.58 and $7.50 per share and expire between January 2003 and June 2011.

B. On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement established what is sometimes also referred to as an equity drawdown facility.

     Under the equity line of credit agreement, Hockbury Limited agreed to provide L.A.M. with up to $20,000,000 of funding prior to December 25, 2002. During this period, L.A.M. was allowed to request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited was obligated to purchase the shares.

     On July 22, 2002 L.A.M. and Hockbury Limited mutually agreed to terminate the equity line of credit. Prior to the termination of the equity line L.A.M. had received net proceeds of $971,000 from the sale of 1,053,177 shares of common stock pursuant to the terms of the equity line of credit. L.A.M. used the proceeds from the sale of these shares for general and administrative expenses, research, clinical trials and sales marketing.

      As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $4.56 per share at any time prior to January 24, 2004. As consideration for terminating the equity line of credit, L.A.M. agreed to reduce the exercise price of these warrants to $1.35 per share. As partial consideration for GKN Securities' services L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. Warrants to purchase 209,500 shares were subsequently assigned to four employees of GKN Securities. In April 2002 L.A.M. agreed to reduce the exercise price on warrants to purchase 202,000 shares of common stock to $1.75 per share.

C. In November 2002, L.A.M. sold convertible notes, plus Series A, B, C and D warrants, to a group of private investors for $700,000. The notes do not bear interest, are unsecured and are payable on November 1, 2005. At the holder's option the notes are convertible into shares of L.A.M.'s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The initial Conversion Price is $0.294. As of December 31, 2002 notes in the principal amount of $29,000 had been converted into 98,640 shares of L.A.M.'s common stock.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      The Series A warrants allow the holders to purchase 624,590 shares of L.A.M.'s common stock at a price of $0.35 per share at any time prior to November 1, 2007.

      If L.A.M. sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series A warrants, the exercise price of the Series A warrants will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      The Series B warrants allow the holders to purchase 1,312,500 shares of L.A.M.'s common stock at a price of $0.80 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $1.20, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series B warrants, to force the holders to exercise the unexercised portion of the Series B warrants.

     The Series C warrants allow the holders to purchase 875,000 shares of L.A.M.'s common stock at a price of $1.20 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.00,

L.A.M. has the right, upon 15 days advance written notice to the holders of the Series C warrants, to force the holders to exercise the unexercised portion of the Series C warrants.

      The Series D warrants allow the holders to purchase 656,250 shares of L.A.M.'s common stock at a price of $1.60 per share at any time prior to November 1, 2007. Within two days after the end of any period of ten consecutive days that the closing bid price of L.A.M.'s common stock has exceeded $2.50, L.A.M. has the right, upon 15 days advance written notice to the holders of the Series D warrants, to force the holders to exercise the unexercised portion of the Series D warrants.

      L.A.M.'s right to force the warrant holders to exercise the Series, B, C and D warrants is subject to a number of conditions, including the following:

- there is in effect a registration statement which the holders may use to sell the shares issuable upon the exercise of the warrants.

-    L.A.M.'s common stock is listed for trading on the OTC Bulletin Board

     The exercise price of the Series B, C and D warrants is not subject to adjustment except in the case of stock splits, consolidations and similar transactions.

Shares Registered for Public Sale

      Of the shares issuable upon the exercise of the options and warrants referred to in Note A, 6,827,000 shares are being offered for public sale by means of this prospectus. Substantially all of the shares issuable upon the exercise of the remaining options and warrants referred to in Note A, as well as the shares issuable upon the exercise of the warrants referred to in Note B and upon the conversion of the promissory notes referred to in Note C are being offered for public sale by means of separate registration statements on Form SB-2 filed previously with the Securities and Exchange Commission.

                                 USE OF PROCEEDS

     All of the shares offered by this Prospectus are being offered by certain owners of L.A.M.'s Common Stock (the Selling Shareholders) and were issued by L.A.M. in connection with L.A.M.'s employee stock bonus or stock option plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by L.A.M. Expenses expected to be incurred by L.A.M. in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

     L.A.M. has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by L.A.M. L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of L.A.M. and other persons, of either stock bonuses or options to purchase shares of L.A.M.'s common stock.

      Incentive Stock Option Plan. L.A.M.'s Incentive Stock Option Plan authorizes the issuance of up to 1,000,000 shares of L.A.M.'s common stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan. The option exercise price is determined by L.A.M.'s Board of Directors but cannot be less than the market price of L.A.M.'s common stock on the date the option is granted.

      Non-Qualified Stock Option Plan. L.A.M.'s Non-Qualified Stock Option Plan authorizes the issuance of up to 10,000,000 shares of L.A.M.'s common stock to persons that exercise options granted pursuant to the Plans. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by L.A.M.'s Board of Directors.

      Stock Bonus Plan. L.A.M.'s Stock Bonus Plan allows for the issuance of up to 3,000,000 shares of common stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

      The following sets forth certain information as of December 31, 2002 concerning the stock options and stock bonuses granted by L.A.M. pursuant to the Plans. Each option represents the right to purchase one share of L.A.M.'s common stock.

                                  Total      Shares                    Remaining
                                 Shares    Reserved for    Shares      Options/
                                Reserved   Outstanding    Issued As      Shares
Name of Plan                   Under Plans   Options    Stock Bonus  Under Plans

Incentive Stock Option Plan    1,000,000          --          N/A     1,000,000
Non-Qualified Stock Option
   Plan                       10,000,000   6,827,000          N/A     1,773,000
Stock Bonus Plan               3,000,000         N/A    2,231,500       768,500

     The following  table  summarizes  the options and stock bonuses  granted to
L.A.M.'s  officers,  directors,   employees  and  consultants  pursuant  to  the
Plans:

Incentive Stock Options

      None

Non-Qualified Stock Options

                                                                     Options
                       Shares                         Expiration   Exercised as
                      Subject    Exercise   Date of    Date of   of December 31,
Option Holder        To Option    Price      Grant     Option         2002

Joseph T. Slechta     300,000      $0.58   06/05/01   06/05/06          --
Joseph T. Slechta     300,000      $0.58   07/16/01   06/05/06          --
Joseph T. Slechta   3,000,000      $0.58   07/16/01   06/30/11          --
Peter Rothbart, M.D.  300,000      $0.58   07/16/01   06/05/06          --
Gary M. Nath          300,000      $0.58   07/16/01   06/05/06     300,000
Richard Brokenshire   125,000      $0.58   07/26/02   07/27/07          --
Richard Brokenshire   350,000      $1.00   07/26/02   07/27/07          --
Alan Drizen           300,000      $0.58   07/16/01   06/30/11     300,000
Alan Drizen         2,000,000      $0.58   02/22/02   02/22/07     800,000
Other employees and
    consultants     1,252,000      $0.58       2002       2007          --
                    ---------                                    ---------
                    8,227,000                                    1,400,000
                    =========                                    =========

Stock Bonuses

      The following person have received shares of L.A.M.'s common stock as a stock bonus:
                            Shares Issued
     Name                   as Stock Bonus               Date Issued

Joseph T. Slechta             100,000                     06/05/01
Independent Consultants     1,346,500                     04/02/02
Independent Consultants       125,000                     07/26/02
Independent Consultants       325,000                     10/07/02
Independent Consultants       335,000                     01/08/03
                           ----------
                            2,231,500

Other Options

     In 2002 certain persons, who were not affiliated with L.A.M., assigned options to purchase shares of L.A.M.'s common stock to the following officers and directors:

                       Shares Issuable                        Options Exercised
                       Upon Exercise   Exercise  Expiration   as of December 31,
   Name                  of Options     Price      Date               2002
   ----                --------------   ------   ---------      --------------
 Joseph T. Slechta       190,000        $0.58     1/18/08           90,000
 Peter Rothbart          190,000        $0.58     1/18/08          120,000
 Gary M. Nath            190,000        $0.58     1/18/03          190,000
 Alan Drizen (1)       1,550,000        $0.58     1/18/03        1,550,000

(1) Mr. Drizen resigned as an officer of L.A.M. in November 2002 and resigned as a director of L.A.M. in December 2002.

      See "Comparative Share Data" for information concerning other outstanding options.

Selling Shareholders

      Officers, directors and affiliates of L.A.M. who acquired shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
                                                         Number of
                                                       Shares to be
                     Number of    Number of Shares     Beneficially
                       Shares      Being Offered       owned on Com-    Percent
Name of Selling    Beneficially  Option       Bonus      pletion of        of
  Shareholder         Owned      Shares(1)  Shares(2)     Offering       Class
--------------     ------------  ---------  ---------  ------------      ------

Joseph T. Slechta       20,000   3,600,000        --        20,000           *
Peter Rothbart, M.D. 2,279,924     300,000        --     2,279,924
Gary M. Nath         2,122,942          --        --     2,122,942        7.8%
Richard Brokenshire         --     475,000        --            --          --
John C. Leo            316,724          --   265,000       316,724       1.23%
Dan Oreskovich              --          --   150,000            --          --
Joerg Schweizer             --          --    90,000            --          --
Gary Stein                  --          --   700,000            --          --
David Coates                --          --     1,500            --          --
Fausto Noce                 --          --   140,000            --          --
Charles Tamburello          --          --   125,000            --          --
Richard P. Stanton          --          --   287,500            --          --
Richard H. Walker           --          --   287,500            --          --
Alan Drizen            970,616   1,000,000        --       970,616        3.5%
Gary Stein                  --          --    85,000        85,000          --

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares received as a stock bonus.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, L.A.M. has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. L.A.M. has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      L.A.M. has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. L.A.M. has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". L.A.M. has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in L.A.M.'s Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                            DESCRIPTION OF SECURITIES

Common Stock

     L.A.M. is authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

      Holders of common stock do not have preemptive rights to subscribe to additional shares issued by L.A.M. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

Preferred Stock

    L.A.M. is authorized to issue up to 5,000,000 shares of Preferred Stock. L.A.M.'s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of L.A.M.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number (303)-282-5800

                                     EXPERTS

      The financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus from L.A.M.'s annual report on Form 10-KSB have been audited by Rotenberg & Company, LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     GENERAL

     L.A.M.'s Bylaws authorize indemnification of a director, officer, employee or agent of L.A.M. against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of L.A.M. who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling L.A.M. pursuant to the foregoing provisions, L.A.M. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by L.A.M. or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    PLAN PROSPECTUS L.A.M. Pharmaceutical, Corp
                  800 Sheppard Avenue West, Commercial Unit 1,
                                Toronto, Ontario
                                 Canada M3H 6B4
                         (877) 526-7717 or (416) 633-2363

                                  COMMON STOCK

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of the Common Stock of L.A.M. Pharmaceutical, Corp. ("L.A.M.") issuable pursuant to certain employee incentive plans adopted by L.A.M. The employee incentive plans provide for the grant, to selected employees of L.A.M. and other persons, of either stock bonuses or options to purchase shares of L.A.M.'s Common Stock. The employee incentive plans benefit L.A.M. by giving selected employees and other persons having a business relationship with L.A.M. a greater personal interest in the success of L.A.M.

     1,000,000 shares of common stock reserved under L.A.M.'s Incentive Stock Option Plan are offered to those employees of L.A.M. who hold options (or may in the future hold options) to purchase such shares granted by L.A.M. pursuant to its Incentive Stock Option Plan.

      10,000,000 shares of common stock reserved under L.A.M.'s Non-Qualified Stock Option Plan are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by L.A.M. pursuant to its Non-Qualified Stock Option Plan.

      3,000,000 shares of common stock reserved under the Stock Bonus Plan are offered to those persons granted shares of common stock pursuant to L.A.M.'s Stock Bonus Plans.

                              ____________________

      This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

                 The date of this Prospectus is January __, 2003.

      L.A.M.'s Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between L.A.M. and the Plan participants.

      Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of L.A.M. are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

      No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

      L.A.M.'s Common Stock is traded on the OTC Bulletin Board under the symbol "LAMP".

With respect to L.A.M.'s Plans, the shares to which this prospectus relates will be sold from time to time by L.A.M. when and if options granted pursuant to the Plans are exercised. In the case of shares issued by L.A.M. pursuant to the Stock Bonus Plan, the shares will be deemed to be sold when the shares have been granted by L.A.M.

                             TABLE OF CONTENTS
                                                                     Page

AVAILABLE INFORMATION ..............................................   4

DOCUMENTS INCORPORATED BY REFERENCE.................................   4

GENERAL INFORMATION.................................................   5

INCENTIVE STOCK OPTION PLAN  .......................................   7

NON-QUALIFIED STOCK OPTION PLANS....................................   9

STOCK BONUS PLANS  .................................................  10

OTHER INFORMATION REGARDING THE PLANS  .............................  11

ADMINISTRATION OF THE PLANS  .......................................  12

RESALE OF SHARES BY AFFILIATES......................................  12

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS...................  12

DESCRIPTION OF COMMON STOCK.........................................  13

EXPERTS.............................................................  13

EXHIBITS:

    Each Plan referred to in this Prospectus.

                              AVAILABLE INFORMATION

     L.A.M. is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by L.A.M. can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. Certain information concerning L.A.M. is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

     All documents incorporated by reference, as well as other information concerning the Plans, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: L.A.M. Pharmaceutical, Corp., 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada M3H 6B4, telephone: (877) 526-7717.

     This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which L.A.M. has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by L.A.M. with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.
(2)  Report on Form 10-QSB for the three months ended March 31, 2002.
(3)  Report on Form 10-QSB for the six months ended June 30, 2002.
(4)  Report on Form 10-QSB for the nine months ended September 30, 2002.
(5)  Registration Statement on Form SB-2. Commission File No. 333-101676.

     All reports and documents subsequently filed by L.A.M. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement of which this Prospectus is a part which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such reports or documents.

      L.A.M. does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein.

                               GENERAL INFORMATION

      L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these Plans are collectively referred to as the "Plans".

      The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between L.A.M. and the Plan participants.

      Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of L.A.M.'s Common Stock, less the number of shares already optioned under both this plan and the Non-Qualified Stock Option Plan. The Incentive Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by action of the Board. Only officers and employees may be granted options pursuant to the Incentive Stock Option Plan. The option exercise price is determined by the Board of Directors but cannot be less than the market price of L.A.M.'s common stock on the date the option is granted.

      Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 10,000,000 shares of L.A.M.'s Common Stock. The Non-Qualified Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by the Board of Directors. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Options granted pursuant to the Plan not previously exercised terminate upon the date specified when the option was granted. The option exercise price is determined by the Board of Directors.

      Stock Bonus Plan. Up to 3,000,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary.

      The following sets forth certain information as of December 31, 2002 concerning the stock options and stock bonuses granted by L.A.M. pursuant to the Plans. Each option represents the right to purchase one share of L.A.M.'s common stock.

                                 Total       Shares                 Remaining
                                 Shares   Reserved for    Shares     Options/
                               Reserved   Outstanding   Issued As     Shares
Name of Plan                  Under Plans   Options    Stock Bonus  Under Plans

Incentive Stock Option Plan   1,000,000          --         N/A     1,000,000
Non-Qualified Stock Option
  Plan                       10,000,000   6,827,000         N/A     1,773,000
Stock Bonus Plan              3,000,000         N/A   2,231,500       768,500


     The following table summarizes the options and stock bonuses granted to L.A.M.'s officers, directors, employees and consultants pursuant to the Plans:

Incentive Stock Options

      None

Non-Qualified Stock Options
                                                                    Options
                       Shares                       Expiration   Exercised as
                      Subject   Exercise  Date of     Date of    of December 31,
Option Holder        To Option   Price     Grant      Option          2002

Joseph T. Slechta     300,000     $0.58   06/05/01    06/05/06          --
Joseph T. Slechta     300,000     $0.58   07/16/01    06/05/06          --
Joseph T. Slechta   3,000,000     $0.58   07/16/01    06/30/11          --
Peter Rothbart, M.D.  300,000     $0.58   07/16/01    06/05/06          --
Gary M. Nath          300,000     $0.58   07/16/01    06/05/06     300,000
Richard Brokenshire   125,000     $0.58   07/26/02    07/27/07          --
Richard Brokenshire   350,000     $1.00   07/26/02    07/27/07          --
Alan Drizen           300,000     $0.58   07/16/01    06/30/11     300,000
Alan Drizen         2,000,000     $0.58   02/22/02    02/22/07     800,000
Other employees and
    consultants     1,252,000     $0.58     2002         2007           --
                    ---------                                     --------
                    8,227,000                                    1,400,000
                    =========                                    =========

Stock Bonuses

     The following persons received shares of L.A.M.'s common stock as stock bonuses:

     Name                     Shares Issued        Date Issued

Joseph T. Slechta               100,000             06/05/01
Independent Consultants       1,346,500             04/02/02
Independent Consultants         125,000             07/26/02
Independent Consultants         325,000             10/07/02
Independent Consultants         335,000             01/08/03

Other Options

      During 2002 certain persons, who were not affiliated with L.A.M., assigned option to purchase shares of L.A.M.'s common stock to the following officers and directors:

                  Shares Issuable                             Options Exercised
                  Upon Exercise     Exercise    Expiration          as of
Name                of Options       Price         Date       December 31, 2002
----              --------------    --------   ------------   -----------------

Joseph T. Slechta   190,000          $0.58       1/18/08          90,000

Peter Rothbart      190,000          $0.58       1/18/08         120,000

Gary M. Nath        190,000          $0.58       1/18/03         190,000

Alan Drizen (1)   1,550,000          $0.58       1/18/03       1,550,000

(1) Mr. Drizen resigned as an officer of L.A.M. in November 2002 and resigned as a director of L.A.M. in December 2002.

      As of December 31, 2002, L.A.M. had other outstanding options held by employees, consultants and third parties which collectively allow for the purchase of 9,582,934 shares of L.A.M.'s common stock. The options are exercisable at prices ranging between $0.58 and $7.50 per share and expire at various dates between January 2003 and July 2007.

                           INCENTIVE STOCK OPTION PLAN

Securities to be Offered and Persons Who May Participate in the Plan

      All employees of L.A.M. are eligible to be granted options pursuant to the Incentive Stock Option Plan as may be determined by L.A.M.'s Board of Directors that administers the Plan.

      Options granted pursuant to the Plan will terminate at such time as may be specified when the option is granted. In the event of an option holder's death while in the employ of L.A.M., his executors or administrators may, within three months following the date of his death, exercise the option as to any of the shares not theretofore exercised during his lifetime.

      The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      In the discretion of the Board of Directors options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than 10% of the Common Stock of L.A.M. be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plan be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plan

      The purchase price per share of common stock purchasable under an option is determined by L.A.M.'s Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of L.A.M.'s outstanding shares). An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at L.A.M.'s offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to L.A.M. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of L.A.M.'s Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Incentive  Stock Options  Granted Under the Plan (U.S. Taxpayers
Only)


     Options granted under the Plan will be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and will be subject to the provisions of the Code. Generally, if Common Stock of L.A.M. is issued to an employee pursuant to an option granted as described below, and if no disqualifying disposition of such shares is made by such employee within one year after the transfer of such shares to him or within two years after the date of grant: (a) no income will be realized by the employee at the time of the grant of the option; (b) no income will be realized by the employee at the date of exercise; (c) when the employee sells such shares, any amount realized in excess of the option price will be taxed as a long-term capital gain and any loss sustained will be a long-term capital loss; and (d) no deduction will be allowed to L.A.M. for federal income tax purposes. Generally, if any disqualifying disposition of such shares is made by an employee within one year after the transfer of such shares to him, or within two years after the date of grant, the difference between the amount paid for the shares upon exercise of the option and the fair market value of the shares on the date the option was exercised will be taxed as ordinary income in the year the disqualifying disposition occurs and L.A.M. will be allowed a deduction for such amount. However, if such disqualifying disposition is a sale or exchange for which a loss would have been recognized (if sustained), the amount taxed to the employee as ordinary income (and deductible by L.A.M.) will be limited to the excess of the amount realized upon such sale or exchange over the amount paid for the shares where such excess is less than the amount referred to in the preceding sentence. This limitation does not apply to a disposition of the type as to which losses (if sustained) are not recognized as deductible losses for income tax purposes, e.g., a gift, a sale to certain related persons or a so-called "wash" sale (a sale within 30 days before or after the acquisition of L.A.M.'s shares or the receipt of an option or the entering into a contract to buy L.A.M.'s shares). If the shares are sold in a disqualifying disposition during such one-year period and the amount realized is in excess of the fair market value of the shares at the time of exercise, such excess will be taxed as a long-term or short-term capital gain depending upon the holding period.

      An employee who exercises an incentive stock option may be subject to the alternative minimum tax since the difference between the option price and the fair market value of the stock on the date of exercise is an item of tax preference. However, no item of preference will result if a disqualifying disposition is made of the optioned stock.

                         NON-QUALIFIED STOCK OPTION PLAN

Securities to be Offered and Persons Who May Participate in the Plan

      L.A.M.'s employees, directors and officers, and consultants or advisors to L.A.M. are eligible to be granted options pursuant to the Non-Qualified Stock Option Plan as may be determined by L.A.M.'s Board of Directors that administers the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Options granted pursuant to the Plan not previously exercised will terminate at such other time as may be specified when the option is granted.

      In the discretion of the Board of Directors options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plan

     The purchase price per share of common stock purchasable under an option is determined by L.A.M.'s Board of Directors. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at L.A.M.'s offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to L.A.M. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of L.A.M.'s Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Options Granted Under the Plan (U.S. Taxpayers Only)

      The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by L.A.M. at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

      Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to L.A.M., L.A.M. may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, L.A.M. will (i) reduce the number of shares issued or distributed to reflect the necessary withholding, (ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to L.A.M. of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLAN

Securities to be Offered and Persons Who May Participate in the Plan

      Under the Stock Bonus Plan, L.A.M.'s employees, directors and officers, and consultants or advisors to L.A.M. will be eligible to receive a grant of L.A.M.'s shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of L.A.M.'s shares rests entirely with L.A.M.'s Board of Directors administering the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

Tax Aspects of Shares Granted Pursuant to the Plan (U.S. Taxpayers Only)

     Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

      There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation (depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by L.A.M.

      L.A.M. does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plans. Furthermore, Section 83 permits L.A.M. to take an ordinary business deduction equal to the amount includable by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS

      All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

      The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by L.A.M.'s Board of Directors that administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of L.A.M. or the period of time a non-employee must provide services to L.A.M. At the time an employee ceases working for L.A.M. (or at the time a non-employee ceases to perform services for L.A.M.), any shares or options not fully vested will be forfeited and cancelled.

     Employment by L.A.M. does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

      The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and L.A.M. assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

      As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by L.A.M. pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS

      The Plans are administered by a Company's Board of Directors. L.A.M.'s Directors serve for a one-year tenure and until their successors are elected. L.A.M.'s Directors are elected each year at the annual shareholder's meeting. A Director may be removed at any time by the vote of a majority of L.A.M.'s shareholders represented in person or by proxy at any special meeting called for the purpose of removing one or more directors. Any vacancies which may occur on the Board of Directors will be filled by the majority vote of the remaining directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select eligible employees of L.A.M. to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

                         RESALE OF SHARES BY AFFILIATES

      Shares of Common Stock acquired pursuant to the Plans may be resold freely, except that any person deemed to be an "affiliate" of L.A.M., within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by L.A.M. under the Securities Act for resale by such person or an exemption from registration under the Act is available. In any event, the sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144(e). An employee who is not an officer or director of L.A.M. generally would not be deemed an "affiliate" of L.A.M.

      In addition, the acquisition of shares or options by officers and directors may be considered a "purchase" and the sale thereof will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                   AMENDMENT, SUSPENSION OR TERMINATION OF PLANS

      The Board of Directors of L.A.M. may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

                           DESCRIPTION OF COMMON STOCK

      The Common Stock issued as a stock bonus and the Common Stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of L.A.M. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by L.A.M. (and against receipt of the purchase price in the case of options), be fully paid and non-assessable.

                                     EXPERTS

      The financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 incorporated by reference in this prospectus from L.A.M.'s annual report on Form 10-KSB have been audited by Rotenberg & Company, LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.